CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 21, 2008 (this “Agreement”), is among REMOTE KNOWLEDGE, INC., a Delaware corporation (“Borrower”), and MURAGAI LLC, a Delaware limited liability company (the “Lender Representative”), and each of the other Lenders (together with the Lender Representative, collectively the “Lenders”, and each a “Lender”) shown on the signature pages hereof.

R E C I T A L S:

Borrower has requested that Lenders extend credit to Borrower in the form of a convertible advancing term loan in the amount of $4,000,000.00.  Lenders are willing to make such extension of credit to Borrower upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1.     Definitions.  As used in this Agreement, the following terms have the following meanings:

“Advance” means an advance of funds by any Lender to Borrower pursuant to Article II.

“Advance Request Form” means a certificate, in substantially the form of Exhibit “B”, properly completed and signed by Borrower requesting an Advance.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.

“Applicable Rate” means twelve percent (12%) per annum.

“Authorized Representative” means any officer of Borrower who has been designated in writing by Borrower to the Lender Representative to be an Authorized Representative.

“Business Day” means any day on which commercial banks are not authorized or required to close in Houston, Texas.

“Capital Expenditures” means for Borrower and its Subsidiaries, all expenditures for assets which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership interests in a partnership, membership interests in a limited liability company or any and all equivalent ownership interests in a Person and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” means, for Borrower and its Subsidiaries, on a consolidated basis, the obligations of Borrower and its Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

“Cash Flow” means Cash Flow From Operating Activities, as such term is defined by Statement of Financial Accounting Standards No. 95.

“Change of Control” shall mean when any Person and its Affiliates (or a group of Persons otherwise acting in concert), other than the shareholders of Borrower as of the date hereof, acquire more than 50% of the Capital Interests of the Borrower.

“Claims” has the meaning set forth in Section 10.2.

“Conversion Interests” shall have the meaning prescribed in Section 3.4(a).

“Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 5.1 have been satisfied.

“Collateral” has the meaning specified in Section 4.1.

“Commitment” means the obligation of Lenders to make their prorata share of Advances hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $4,000,000.00, as such amount may be reduced pursuant to the terms hereof.  Each Lender’s pro rata share of the Commitment is reflected on the signature pages hereof.

“Debt” means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Notes and all other indebtedness of Borrower to Lenders, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) Capitalized Lease Obligations, (d) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (f) any obligation to redeem or repurchase any of such Person's capital stock, partnership or membership interests or other ownership interests as applicable.

“Default Rate” means the lesser of (a) eighteen percent (18%) or (b) the Maximum Rate.

“Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by Borrower on account of its capital stock, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its capital stock, including any purchase of treasury stock or other treasury obligations, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

“Dollar,” “Dollars” and “$” means currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts in the United States of America.

“Environmental Laws” means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of Hazardous Substance or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” has the meaning specified in Section 9.1.

“Field Audits” means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of the Borrower and its Subsidiaries, (c) the financial condition of the Borrower and its Subsidiaries, (d) the books, records and documents of the Borrower and it Subsidiaries, and (e) such other items, documents and matters related to the Borrower and its Subsidiaries as the Lender Representative may request or desire, in each case conducted by a Person (who may be an employee of the Lender Representative or who may be independent) satisfactory to the Lender Representative.

“Financial Officer” means the Chief Executive Officer, the Chief Financial Officer or another officer of Borrower, acceptable to the Lender Representative.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented.

“Loans” means Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or any Obligated Party and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower or any Obligated Party to perform its respective obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lenders hereunder or thereunder.

“Maturity Date” means August 21, 2013.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes).  To the extent that Chapter 303 of the Code is relevant to Lenders for the purposes of determining the Maximum Rate, Lenders may elect to determine such applicable legal rate pursuant to the “weekly ceiling”, from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Lenders may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Notes” means the convertible promissory notes executed by Borrower payable to the order of the respective Lenders, in substantially the form of Exhibit “A”, properly completed in the amount of such Lender’s pro rata share of the Commitment, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

“Obligated Party” means any Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means (a) all obligations, indebtedness and liabilities of Borrower to Lenders, or any of them, now existing or hereafter arising, including, without limitation, the obligations, indebtedness and liabilities of Borrower under this Agreement and the other Loan Documents, and (b) all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

“Organizational Documents” means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and regulations of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, company, trust, business trust, association, Governmental Authority or other entity.

“Security Agreement” means the Security Agreement executed by Borrower in favor of the Lender Representative for the benefit of Lenders in substantially the form of Exhibit “C”, as the same may be amended, supplemented or modified.

“Senior Convertible Loan” means the Debt of Borrower outstanding under that certain Senior Convertible Note (the “Senior Convertible Note”) dated of even date herewith executed by Borrower and payable to the order of SLW International, LLC, a Texas limited liability company (“Senior Lender”) in the original principal amount of $800,000.00, as the same may be renewed, extended, amended, modified, restated and/or supplemented from time to time.

“Subsidiary” means any Person of which or in which Borrower or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

Section 1.2.     Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas.  In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary.  All times of day are Houston, Texas, time.

ARTICLE II.

Advances and Terms

Section 2.1.                                Advances.  Subject to the terms and conditions of this Agreement, each Lender agrees to severally make, through the Lender Representative, one or more Advances to Borrower from time to time from the date hereof to and including the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding such Lender’s prorata share of the Commitment.  All Lenders agree to provide Lender Representative with the full amount of their respective share of the Commitment upon the execution hereof.  Each Lender’s obligation to fund an Advance is separate and several from the other Lenders and no Lenders shall be liable for the failure of any other Lender to fund its required Advance hereunder.    Lenders shall have no obligation to make any Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow the full amount of the Commitment hereunder.  No amounts repaid hereunder by Borrower may be reborrowed.

Section 2.2.                                The Notes.  The obligation of Borrower to repay the Advances to the respective Lenders shall be evidenced by a Note executed by Borrower, payable to the order of each such Lender, in the principal amount of such Lender’s prorata share of the Commitment.

Section 2.3.                                Repayment of Advances.  Borrower shall repay the unpaid principal amount of all Advances on the earlier of (a) the Maturity Date or (b) such other dates on which the Advances are or may be required to be paid pursuant to this Agreement.

Section 2.4.                                Interest.  The unpaid principal amount of the Advances shall bear interest prior to maturity at a fixed rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate.  Accrued and unpaid interest on the Advances shall be payable on the Maturity Date or as otherwise provided herein.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the outstanding principal of the Advances shall bear interest at the Default Rate.

Section 2.5.                                Repayment of Interest.  (a) Accrued and unpaid interest on the Advances (and, therefore, the Notes) shall be payable as follows:

(i)           upon the payment or prepayment of any Advance (on the amount prepaid unless otherwise provided);

(ii)           at any time after Borrower has achieved a positive Cash Flow for at least one (1) fiscal quarter in an amount reasonably determined by the Lender Representative (given Borrower’s then available funds); and

(iii)           for all Advances, on the Maturity Date.

(b)           Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, interest payable at the Default Rate shall be payable from time to time on demand from the Lender Representative.

Section 2.6.                                Requests for Advances.  Borrower shall give Lender Representative notice of each requested Advance by delivery to the Lender Representative an Advance Request Form executed by an Authorized Representative, properly completed and containing the information required therein.  Prior to making any Advance, the Lender Representative may require that Borrower also deliver a written approval from the board of directors of Borrower authorizing such specific Advance dated as of a recent date acceptable to the Lender Representative.  Assuming that each Advance Request Form is in proper form, if the Lender Representative receives an Advance Request Form prior to 12:00 p.m. on any Business Day, Lenders will make the requested Advance within five (5) Business Days, and if the Lender Representative receives an Advance Request Form after 12:00 p.m., Lenders will make the requested Advance within six (6) Business Days.  Advance Request Forms may be delivered by fax, e-mail or other electronic method.

Section 2.7.                                Mandatory Prepayment.  Upon the demand of Lenders holding fifty-one percent (51%) or more of the outstanding Loans, at any time, and from time to time, after Borrower has achieved a positive Cash Flow for any three (3) consecutive fiscal quarters,  Borrower shall immediately prepay the outstanding Advances by the amount demanded by such majority Lenders, plus accrued and unpaid interest on the amount so prepaid, at any time but not to exceed the amount of Borrower’s available funds (as reasonably determined by the Lender Representative).

Section 2.8.                                Arrangement Fee.  Borrower agrees to pay to the Lender Representative an arrangement fee in the amount of $50,000.00 on the Closing Date.  Such arrangement fee shall be fully earned when paid and may be funded from the initial Advance.

Section 2.9.                                Use of Proceeds.  The proceeds of any Advance shall be used solely for the purposes approved by the board of directors of Borrower and by the Lender Representative in connection with such Advance Request Form.

Section 2.10.                                Lender Warrants.  Borrower shall issue to Lenders and Senior Lender, each in accordance with their share of the Commitment and the Senior Convertible Loan, respectively, warrants, in the form attached as Exhibit “E” (the “Lender Warrants”), in the aggregate amount of 15,000,000.  Such Lender Warrants shall bear an exercise price of $.04 per share of Borrower’s common stock and shall be exercisable for a period of ten (10) years from the Closing Date.

ARTICLE III.

Payments

Section 3.1.                                Method of Payment.  All payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Notes or any other Loan Documents shall be made to the Lender Representative at its designated office, without setoff, deduction or counterclaim in immediately available funds.  Whenever any payment under this Agreement, the Notes or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

Section 3.2.                                Voluntary Prepayment.  Borrower may prepay the Notes in whole or in part without premium or penalty, subject to a $500,000.00 minimum prepayment amount (or such lesser amount as may be outstanding under the Notes) upon the later of (a) thirty-six (36) months after the date hereof or (b) the achievement by Borrower of positive Cash Flow for three (3) consecutive fiscal quarters.  Prior to any such prepayment Borrower shall give Lenders written notice thereof, and Lenders shall have thirty (30) days thereafter to convert, in accordance with the terms hereof and the Notes, all or any portions of the Notes prior to such prepayment.  Any such prepayment shall include the payment of all accrued unpaid interest on such Notes prepaid to the date of prepayment.  Any prepayment shall be applied prorata on the Notes prepaid, based on the relative outstanding amounts thereof.

Section 3.3.                                Computation of Interest.  Interest on the indebtedness evidenced by the Notes shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 3.4.                                Conversion.                                (a)  At any time and from time to time, any Lender may elect, in its sole discretion upon not less than seventy-five (75) days notice to the Borrower and the Lender Representative, to convert or exchange all or any part of its Note and any accrued interest thereon into Capital Interests (“Conversion Interests”) of Borrower in accordance with the terms of its Note and this Agreement.

(b)           Any such conversion shall be subject to a $200,000.00 minimum amount (in the aggregate, among all Lenders converting) or such lesser amount as may outstanding hereunder.

(c) In the event a Lender elects to convert or exchange less than all of the outstanding principal and accrued interest thereon into Conversion Interests in accordance with Section 3.4(a) or is otherwise restricted from doing so, the un-converted portion of its Note and accrued interest thereon shall, subject to the other terms of this Agreement and its Note, remain outstanding and Borrower shall promptly issue a replacement Note to such Lender to evidence the un-converted portion of such principal and interest in exchange for such Lender’s existing Note.

(d) In the event any Lender shall notify Borrower of its intention to convert or exchange all or any part of the accrued and unpaid interest under its Note into Conversion Interests hereunder, Borrower shall have the right to pay such accrued interest to the Lender in cash in lieu of issuing the Conversion Interests related thereto.

ARTICLE IV.

Collateral

Section 4.1.           Collateral.  To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 4.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a)           Borrower shall grant to the Lender Representative for the benefit of the Lenders, a second priority security interest, subject only to the prior security interest in favor of the holder of the Senior Convertible Loan, in all of its patents, copyrights, trademarks and other intellectual property, accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, deposit accounts, investment property, letter of credit rights, general intangibles and all its other personal property, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement.

(b)           Borrower shall execute and cause to be executed such further documents and instruments as the Lender Representative, in its sole discretion, deems necessary or desirable to evidence and perfect Lender Representative’s liens and security interests in the Collateral for the benefit of Lenders.  Borrower authorizes, directs and permits Lender Representative to file Uniform Commercial Code financing statements with respect to the Collateral in such jurisdictions as Lender Representative may desire.

ARTICLE V.

Conditions Precedent

Section 5.1.           Initial Extension of Credit.  The obligation of Lenders to make any initial Advance is subject to the condition precedent that prior thereto the Lender Representative shall have received all of the documents and/or evidence set forth below in form and substance satisfactory to the Lender Representative.

(a)           Certificate - Borrower.  A certificate of the Secretary or another officer of Borrower acceptable to the Lender Representative certifying (i) resolutions of the board of directors of Borrower which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party and (ii) the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party together with specimen signatures of such officers.

(b)           Organizational Documents - Borrower.  The certificate of incorporation and the bylaws of Borrower certified by the Secretary or another officer of Borrower acceptable to Lender Representative.

(c)           Governmental Certificates - Borrower.  Certificates issued by the appropriate government officials of the state of incorporation of Borrower as to the existence and good standing of Borrower.

(d)           Notes.  The Notes executed by Borrower.

(e)           Security Agreement.  The Security Agreement executed by Borrower.

(f)           Financing Statements.  Uniform Commercial Code financing statements showing Borrower as debtor.

(g)           Arrangement Fee.  The arrangement fee referred to in Section 2.8.

(h)           Existing Warrants and Options.  Evidence satisfactory to the Lender Representative that at least sixty-six percent (66%) of all existing warrants or options for Capital Interests have been exercised for the Borrower’s common stock or cancelled.

(i)           Debt Holders.  Evidence satisfactory to the Lender Representative that the holders of any and all Debt owing by Borrower to any Person (other than the holder of the Senior Convertible Loan) have converted such Debt into shares of Borrower’s common stock at a conversion ratio not to exceed one (1) share of such common stock for each $0.75 of Debt (or such higher ratio approved by the Lender Representative in writing).

(j)           Existing Granader Family Contribution.  Evidence satisfactory to the Lender Representative that the Granader family contribution to Borrower (which has yet to be assigned) in the amount of $1,500,000.00 has been converted into shares of Borrower’s common stock at a conversion ratio of one (1) share of such common stock for each $0.75 of contribution amount (excluding any accrued interest, penalties or other fees or expenses, which shall be waived and discharged).

(k)           Existing Granader Group Loan.  Evidence satisfactory to the Lender Representative that the liens and security interests granted by Borrower to secure the $3,600,000.00 loan, more or less, extended to Borrower by The Alan Granader Irrevocable Family Trust, Daniel Granader, Alan Granader and, as a successor in interest, The Harry Granader Trust (collectively, the “Granader Lending Group”) on or around August 19, 2005 (as the same may have been amended, modified, restated and/or supplemented, the “Granader Loan”) have been released and terminated of record.

(l)           [Intentionally Left Blank]

(m)           UCC Search.  A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower in Harris County, Texas, and the office of the Secretary of State of Delaware and Texas.

(n)           Attorneys' Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 10.1, to the extent incurred, have been paid in full by Borrower, which may be funded from the initial Advance.

(o)           Due Diligence Reimbursement.  Borrower shall have paid the Lender Representative $68,000.00 for the due diligence expenses of the Lender Representative in connection herewith, which may be funded from the initial Advance.

(p)           Management. (i) By amendment to Borrower’s Bylaws acceptable to the Lender Representative to be effective immediately following the Closing Date, Borrower’s board of directors shall have been reduced to five (5) directors with a three (3) year term for each member and such amended Bylaws shall provide that the Lender Representative, on behalf of the Lenders, shall designate two (2) of the members of the board of directors.

(ii) Borrower shall have agreed to Lender Representative’s satisfaction that each director of Borrower (or his assigns) appointed by the Lender Representative will within thirty (30) days of the Closing Date be granted 350,000 shares of Borrower’s common stock at a price of $0.04 per share vesting one-third at the end of each consecutive year of board of director service.  Such shares shall provide that any shares not vested at the time a director leaves the board of directors of Borrower for any reason during its first three (3) year term will be cancelled.  Such appointment shall provide that such directors will be reimbursed all reasonable expenses associated with board of directors service.

(iii) All Borrower executive employees and any employee with a salary or total compensation in excess of $100,000.00 shall have been specifically pre-approved by the board of directors of Borrower.

(iv) All existing Borrower employment agreements or other employment related commitments, whether in writing or otherwise, shall have been cancelled.

(v) For employees who are offered and agree to continuing employment and who earn more than $100,000.00 per year, Borrower shall have caused one hundred percent (100%) of any back pay due those continuing employees (as specifically approved by the board of directors of Borrower) to be paid in the form of restricted Borrower common shares at a conversion rate/price of one (1) such share for each $0.40 of back pay issued on the Closing Date.  Such restricted shares issued to employees shall vest in full at the second anniversary of the Closing Date; provided, however, that if such continuing employees are terminated for cause or resign for any reason prior to such second anniversary of the Closing Date, such shares shall not vest.

(vi) For employees who are offered and agree to continuing employment and who earn less than $100,000.00 per year, Borrower shall have provided that one hundred percent (100%) of any back pay due those continuing employees (as specifically approved by the board of directors of Borrower) to be paid in the form of a cash “stay” bonus payable fifty percent (50%) on January 1, 2009 and fifty percent (50%) on January 1, 2010; provided, however, that if such continuing employees are terminated for cause or resign for any reason prior to such scheduled payment date, cash “stay” bonus payable on such date will not be paid.

(q)           Approval.  Approval of the transactions evidenced by this Agreement in its entirety and without any caveats by Borrower’s management (as represented by Randy Bayne), the existing board of directors of Borrower, the Granader family (Dan and Allan Granader) and Sanders, Morris, Harris Group, Inc.

(r)           The Lender Representative Expense Reimbursement.  Lenders shall have agreed to pay to the Lender Representative their pro rata portion of $50,000.00 as a reimbursement for the Lender Representative’s incurred expenses relating to this Agreement.

(s)           Conversion of Loans.  All outstanding Borrower bridge loans and other outstanding Borrower loans shall have been converted to Borrower common shares or otherwise extinguished and Borrower shall have no remaining liability thereunder.

(t)           Release of Liens.  Any and all Liens or encumbrances of any kind on any of Borrower’s assets (other than in favor of the holder of the Senior Convertible Loan) shall have been released.

(u)           Capitalization.  Borrower’s total outstanding common stock and common stock equivalents (on a fully diluted basis and after taking into account the cancellation or exercise of all conversion or exercise rights by current warrant, option, convertible or preferred security and note holders, whether cancelled, exercised or remaining outstanding as of the Closing Date) shall not exceed 65,000,000 prior to the issuance of shares in connection with this Loan and the Senior Convertible Loan.

(v)           Certificate of Incorporation and Bylaws.  Borrower shall have arranged to effect the amendment of its Certificate of Incorporation and Bylaws and other corporate documents as necessary in order to effect the transactions evidenced by this Agreement following the Closing Date.

(w)           Mark Van Eman.  Confirmation of terms of employment by Borrower of Mark Van Eman acceptable to the Lender Representative.

(x)           Cash Flow Projection.  The Lender Representative shall have approved, in its discretion, Borrower Cash Flow Projection Schedule from July 15, 2008, to February 28, 2009 (testing to sale) and from March 1, 2009, to February 28, 2010 (sale to cash flow break even) in the form attached as Exhibit “D”.

(y)           Lenders.  Lenders representing not less than a $500,000.00 participation, in the aggregate, in this Loan shall have been obtained by the Borrower.

(z)           Voting Agreement.  Holders of Borrower’s common and preferred stock representing not less than fifty-one percent (51%) of the outstanding common and preferred shares of the Borrower shall have entered into a voting agreement with the Lender Representative wherein such shareholders agree to vote their shares in favor of the amendment of the Borrower’s Certificate of Incorporation and Bylaws as necessary to effect the increase in authorized shares contemplated hereunder, in favor of the nominees for director specified by the Lender Representative throughout the period the Loan remains outstanding and to eliminate the specified liquidation preference, preemptive rights for dilutive issuance and the dividend and distribution priority of the preferred stock thereunder.

(aa)           Right of First Offer Agreement.  The Right of First Offer Agreement executed by Borrower.

(bb)           Material Adverse Effect.  No Material Adverse Effect shall have occurred.

(cc)           Additional Documentation.  Such additional approvals, opinions or documents as the Lender Representative may reasonably request.

(dd)           Lender Warrants.  The Lender Warrants shall have been executed by Borrower and delivered to Lender Representative as of the Closing Date.

Section 5.2.                                All Extensions of Credit.  The obligation of Lenders to make any Advance (including the initial Advance) is subject to receipt by the Lender Representative of the items required by Section 2.6, as applicable, and such additional approvals or documents as the Lender may reasonably request.

ARTICLE VI.

Representations and Warranties

To induce Lenders to enter into this Agreement, Borrower represents and warrants to Lenders that:

Section 6.1.                                Existence.  Borrower and each Subsidiary, if any, (a) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions necessary and where failure to so qualify would have a Material Adverse Effect.  Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2.                                Financial Statements.  Borrower has delivered to Lenders audited consolidated financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2006, and unaudited consolidated financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2007 and for the three (3) month period ended March 31, 2008.  Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.  There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

Section 6.3.                                Requisite Action; No Breach.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower  or any law, rule or regulation or any order, writ, injunction or decree of any court, Governmental Authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as permitted by this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.

Section 6.4.                                Operation of Business.  Borrower and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 6.5.                                Litigation and Judgments.  There is no action, suit, investigation or proceeding before or by any Governmental Authority pending, or to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, that could, if adversely determined, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.5, there are no outstanding judgments against Borrower or any Subsidiary.

Section 6.6.                                Rights in Properties; Liens.  Borrower and each Subsidiary have good and marketable title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 6.2, and none of the properties, assets or leasehold interests of Borrower or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

Section 6.7.                                Enforceability.  This Agreement constitutes, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights.

Section 6.8.                                Approvals.  No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

Section 6.9.                                Debt.  Except for the liabilities of Borrower which have not been converted to common stock and which are set forth on Schedule 6.9, Borrower and its Subsidiaries have no Debt except Debt permitted pursuant to Section 8.1.

Section 6.10.                                ERISA.  Borrower and each Subsidiary have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to liability thereunder.  No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 6.11.                                Taxes.  Borrower and each Subsidiary have filed all tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable, and Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary.

Section 6.12.                                Disclosure.  No event has occurred, and no fact or condition exists, which has a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

Section 6.13.                                Subsidiaries.  Borrower has no Subsidiaries.

Section 6.14.                                Compliance with Laws.  Other than Borrower’s failure to effect a timely filing of its December 31, 2007 annual and subsequent periodic reports with the U.S. Securities and Exchange Commission (“SEC”), none of Borrower or any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.15.                                Compliance with Agreements.  Neither Borrower nor any Subsidiary is in violation in any material respect of any document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

Section 6.16.                                Environmental Matters.  Borrower and each Subsidiary, and their respective properties, are in compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary is subject to any liability or obligation for remedial action thereunder.  There is no pending or threatened investigation or inquiry by any Governmental Authority of Borrower or any Subsidiary or any of their respective properties pertaining to any Hazardous Substance.  Except in the ordinary course of business and in compliance with all Environmental Laws, there are no Hazardous Substances located on or under any of the properties of Borrower or any Subsidiary.  Except in the ordinary course of business and in compliance with all Environmental Laws, neither Borrower nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties.  Borrower and each Subsidiary have obtained all permits, licenses and authorizations which are required under and by all Environmental Laws.

ARTICLE VII.

Affirmative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lenders have any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless the Lender Representative shall otherwise consent in writing.

Section 7.1.            Reporting Requirements.  Borrower will deliver to the Lender Representative:

(a)           Annual Financial Statements - Borrower.  As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2008, a copy of the annual audited financial statements of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, statements of income, statements of  stockholder’s equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to the Lender Representative.

(b)           Quarterly Financial Statements - Borrower.  As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower (including the last fiscal quarter), a copy of the financial statements of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholder’s equity and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(c)           Monthly Financial Statements - Borrower.  As soon as available, and in any event within thirty (30) days after the end of each month of each year (including each December), a copy of the financial statements of Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income and statements of cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(d)           Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits and proceedings before any Governmental Authority against Borrower or any Subsidiary which could have a Material Adverse Effect.

(e)           Judgments.  Within five (5) days of the rendering thereof, notice of any judgment against Borrower or any Subsidiary.

(f)           Notice of Default.  As soon as possible and in any event within five (5) days after the occurrence of each Event of Default and Unmatured Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrower has taken and proposes to take with respect thereto.

(g)           Notice of Material Adverse Effect.  As soon as possible, and in any event within five (5) days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any fact or condition which could have a Material Adverse Effect.

(h)           General Information.  Within a time period as Lenders may reasonably request, such additional information and statements, lists of assets and liabilities, tax returns, financial statements, reporting statements and any other reports with respect to Borrower’s, and/or any Subsidiary’s financial condition, business operations and properties as Lenders may request from time to time.

Section 7.2.           Maintenance of Existence; Conduct of Business.  Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business.

Section 7.3.            Maintenance of Properties.  Borrower will maintain, and will cause each Subsidiary to maintain, its assets and properties in good condition and repair.

Section 7.4.            Taxes and Claims.  Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that none of Borrower or any Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment or governmental charge (a “Charge”), which is being contested in good faith by appropriate proceedings diligently pursued, if (i) no Lien has been filed of record with respect to such Charge, (ii) no Collateral or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Charge, and (iii) Borrower or such Subsidiary has set aside on its books adequate reserves against such Charge.

Section 7.5.            Insurance.  Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance automobile insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and as are acceptable to the Lender Representative.  Each casualty insurance policy and each insurance policy covering Collateral shall by endorsement name the Lender Representative as lender loss payee and each policy of liability insurance shall by endorsement name the Lender Representative as an additional insured.  All policies shall provide that they will not be cancelled without thirty (30) days prior written notice to the Lender Representative.

Section 7.6.            Inspection; Field Audits.  At any reasonable time and from time to time, Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender Representative:

(a)           To examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower and any Subsidiary and to discuss the business, operations and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants; and

(b)           To conduct Field Audits; provided, however, that the cost of all Field Audits shall be paid by Borrower.

Section 7.7.            Keeping Books and Records.  Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8.            Compliance with Laws.  Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any court, Governmental Authority or arbitrator.

Section 7.9.            Compliance with Agreements.  Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts and instruments binding on it or affecting its properties or business.

Section 7.10.          Further Assurances.  Borrower will execute and deliver, and will cause each Subsidiary to execute and deliver, such further instruments as may be requested by the Lender Representative to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender Representative for the benefit of Lenders in the Collateral.

Section 7.11.         ERISA.  Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12.          Continuity of Operations.  Borrower will continue to conduct, and will cause each Subsidiary to continue to conduct, its primary businesses as conducted as of the Closing Date and to continue its operations in such businesses.

Section 7.13.           SEC Requirements.  Borrower will comply with all SEC reporting and exchange listing requirements, including without limitation, all past due annual and periodic reports within ninety (90) days of the Closing Date, and will thereafter remain current in all required SEC filings and exchange listing requirements so long as any of the Obligations are outstanding.

Section 7.14.           Registration.  Borrower shall register with the SEC within one (1) year of the Closing Date, or as otherwise requested by the Lender Representative, all shares of Borrower’s common stock issued by Borrower in conversion of the Notes and shall take all actions necessary and/or required to ensure that such registration remains effective so long as any of the Obligations remain outstanding.

Section 7.15.           Adequate Capitalization.  Borrower shall maintain sufficient duly authorized and unissued common stock as may be necessary to permit the Lenders to effect the conversion of the outstanding principal balance of the Notes and accrued interest thereon at all times while any of the Obligations are outstanding.

Section 7.16.           Sullivan Back Pay.  Mark Sullivan shall receive cash payment of one hundred percent (100%) of any back pay then due at the later of (a) March 31, 2009, or (b) the completion of the current project (defined as three (3) months of successful system operations).

Section 7.17.           Management.                                (a) Borrower shall cause all executive employees and all employees with a salary or total compensation in excess of $100,000.00 to be specifically pre-approved by the board of directors of Borrower.

(b)           For employees who are offered and agree to continuing employment and who earn more than $100,000.00 per year, Borrower shall have caused one hundred percent (100%) of any back pay due those continuing employees (as specifically approved by the board of directors) to be paid in the form of restricted Borrower common shares at a conversion rate/price of one (1) such share for each $0.40 of back pay issued on the Closing Date.  Such restricted shares issued to employees shall vest in full at the second anniversary of the Closing Date; provided, however, that if such continuing employees are terminated for cause or resign for any reason prior to such second anniversary of the Closing Date, such shares shall not vest.

(c)           For employees who are offered and agree to continuing employment and who earn less than $100,000.00 per year, Borrower shall have provided that one hundred percent (100%) of any back pay due those continuing employees (as specifically approved by the board of directors) to be paid in the form of a cash “stay” bonus payable fifty percent (50%) on January 1, 2009 and fifty percent (50%) on January 1, 2010; provided, however, that if such continuing employees are terminated for cause or resign for any reason prior to such scheduled payment date, such cash “stay” bonus payable on such date will not be paid.

ARTICLE VIII.

Negative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lenders has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless the Lender Representative shall otherwise consent in writing.

Section 8.1.             Debt.  Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Debt, except (a) Debt to the holder of the Senior Convertible Loan, (b) the Obligations, (c) Debt in an aggregate principal amount which does not exceed $25,000 outstanding at any time, (d) accounts payable in the ordinary course of business, and (e) Debt arising from the endorsement of instruments for collection in the ordinary course of business.

Section 8.2.             Limitation on Liens.  Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of the holder of the Senior Convertible Loan, (b) Liens securing the Obligations, (c) purchase money Liens securing Debt permitted by Section 8.1(c), which Liens cover only the assets financed with the Debt permitted by Section 8.1(c), (d) encumbrances consisting of minor easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (e) Liens for taxes, assessments or other governmental charges (a ACharge@) which (i) are not delinquent, or (ii) for which (a) no Lien has been filed of record with respect to such Charge, (ii) no Collateral or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Charge, and (iii) Borrower or such Subsidiary has set aside on its books adequate reserves against such Charge, and (f) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business.

Section 8.3.             Mergers, Acquisitions, Dissolutions and Disposition of Assets.  Borrower will not, and will not permit any Subsidiary to, (a) become a party to a merger, consolidation, partnership or joint venture or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (b) dissolve or liquidate, (c) amend its Organizational Documents, (d) sell, lease, assign, transfer or otherwise dispose of substantially all of its assets, except dispositions of inventory in the ordinary course of business, (e) create any new Subsidiary or (f) enter into any agreement to do any of the foregoing.

Section 8.4.             Subsidiaries.  Borrower will not, and will not permit any Subsidiary to, create or acquire any Subsidiary.

Section 8.5.             Restricted Payments.  Borrower will not declare or pay any Distribution.

Section 8.6.            Loans and Advances.  Borrower will not make, and will not permit any Subsidiary to make, any advance, loan or extension of credit to any Person including any employee, officer or director of Borrower or any Subsidiary.

Section 8.7.            Bonuses.  (a) Borrower will not pay, and will not permit any Subsidiary to pay, any bonus, other form of additional cash compensation or any incentive compensation or stock options, warrants or restrictive shares issued by Borrower to any officer or employee of Borrower or any Subsidiary without Borrower’s express board of director approval given after the date hereof.

(b) Borrower shall pay the cash “stay” bonuses to its employees provided under Section 5.1(p)(vi) fifty percent (50%) on January 1, 2008, and fifty percent (50%) on January 1, 2010.

Section 8.8.            Investments.  Borrower will not make, and will not permit any Subsidiary to make, any capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Lenders Service, Inc., and (d) investments approved by Lender Representative.

Section 8.9.             Compliance with Environmental Laws.  Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, (b) generate any Hazardous Substance, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

Section 8.10.          Accounting.  Borrower will not make, and will not permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required by GAAP.

Section 8.11.          Change of Business.  Borrower will not enter into any Subsidiary to enter into, any type of business which is materially different from the business in which Borrower or such Subsidiary is engaged or contemplated to be engaged as of the Closing Date.

Section 8.12.          Transactions With Affiliates.  Borrower will not enter into, or permit to exist, and will not permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary.

Section 8.13.          Compliance with Government Regulations.  Borrower will not, and will not permit any Subsidiary to, (a) be or become subject at any time to any law, regulation or list of any governmental agency (including, without limitation, the U.S. Officer of Foreign Asset Control list) that prohibits or limits Lenders from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lenders at any time to enable Lenders to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 8.14.           Capital Expenditures.  Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditures except as expressly approved by the board of directors of Borrower after the date hereof.

Section 8.15.          Contract Renewal.  Borrower will not, and will not permit any Subsidiary to, renew any long term contracts without the prior written authorization of Borrower’s board of directors given after the Closing Date.

ARTICLE IX.

Default

Section 9.1.             Events of Default.  Each of the following shall be deemed an “Event of Default”:

(a)            Borrower shall fail to pay the Obligations or any part thereof when due.

(b)           Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(c)            Borrower or any Obligated Party shall fail to perform, observe or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document (other than as expressly provided in another clause of this Section 9.1) and such failure shall not have been remedied within ten (10) days after the earlier to occur of (i) notice thereof from Lender Representative or (ii) actual knowledge thereof by Borrower or such Obligated Party.

(d)            Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e)            An involuntary proceeding shall be commenced against Borrower, any Subsidiary or any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f)             Borrower, any Subsidiary or any Obligated Party shall fail to discharge, within a period of thirty (30) days after the commencement thereof, any attachment, sequestration or similar proceeding or proceedings involving an aggregate amount in excess of $25,000.00 against any of its assets or properties.

(g)            Borrower, any Subsidiary or any Obligated Party shall fail to satisfy and discharge, within a period of thirty (30) days after the rendering thereof, any judgment or judgments against it for the payment of money in an aggregate amount in excess of $25,000.00.

(h)            Borrower, any Subsidiary or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i)             An Event of Default, event of default, Default or default (however therein defined) shall occur in any document evidencing Debt of Borrower, any Subsidiary or any Obligated Party to Lenders or its Affiliates.

(j)            This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any Obligated Party or any of their respective owners, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(k)            A Material Adverse Effect shall have occurred.

(l)             There shall have occurred an Event of Default, as defined in the Senior Convertible Note.

(m)           A Change of Control of Borrower shall have occurred, other than a Change of Control resulting from the exercise of conversion rights under the Senior Convertible Note or the Loan Documents.

Section 9.2.            Remedies Upon Default.  If any Event of Default shall occur, the Lender Representative may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitment without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to the Lender Representative to secure payment and performance of the Obligations and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 9.1(d) or Section 9.1(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 9.3.           Performance by Lenders.  If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Lender Representative may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower.  In such event, Borrower shall, at the request of the Lender Representative, promptly pay any amount expended by the Lender Representative in such performance or attempted performance to the Lender Representative, together with interest thereon at the Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that the Lender Representative shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

ARTICLE X

The Agent

Section 10.1.          Appointment and Authorization.   Each Lender hereby irrevocably appoints Muragai LLC to act as the Lender Representative hereunder, and under the Loan Documents and authorizes the Lender Representative to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  The Lender Representative shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Lender Representative and the term “Lender” or “Lenders” shall include the Lender Representative in its individual capacity.

Section 10.2.          Delegation of Duties.  The Lender Representative may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Lender Representative shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.3.          Liability of the Lender Representative.  (a) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lender Representative shall not have any duty or responsibility except those expressly set forth herein, nor shall the Lender Representative have or be deemed to have any fiduciary relationship with any Lender (regardless of whether an Event of Default exists), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Documents or otherwise exist against the Lender Representative.  Without limiting the foregoing, the Lender Representative shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretional rights and powers expressly contemplated hereby or by the other Loan Documents that the Lender Representative is required to exercise as directed in writing by the Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Lender Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Lender Representative to liability or that is contrary to any Loan Document or applicable law.

(b)           None of the Lender Representative nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Documents or the transactions contemplated hereby (except for their own gross negligence or willful misconduct), or (ii) have any duty to inquire into or be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Lender Representative under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  The Lender Representative shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

Section 10.4.          Reliance by the Lender Representative.  The Lender Representative shall be entitled to rely, and shall not incur any liability for relying, upon (a) any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, (b) any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and (c) advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Lender Representative.  The Lender Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify the Lender Representative against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Lender Representative shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Documents in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Lender Representative may presume that such condition is satisfactory to such Lender unless the Lender Representative shall have received notice to the contrary from such Lender prior to the making of such Loan.

Section 10.5.          Notice of Default.  The Lender Representative shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Lender Representative for the account of Lenders, unless the Lender Representative shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”.  The Lender Representative will notify Lenders of its receipt of any such notice.  The Lender Representative shall take such action with respect to such Event of Default as may be requested by Lenders in accordance with Article IX; provided that unless and until the Lender Representative has received any such request, the Lender Representative may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of Lenders.

Section 10.6.          Credit Decision.  Each Lender acknowledges that the Lender Representative has not made any representation or warranty to it, and that no act by the Lender Representative hereafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Lender Representative to any Lender.  Each Lender represents to the Lender Representative that it has, independently and without reliance upon the Lender Representative and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon the Lender Representative and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Lender Representative, the Lender Representative shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or its Subsidiaries which may come into the possession of the Lender Representative.

Section 10.7.          Indemnification.  WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, EACH LENDER SHALL INDEMNIFY UPON DEMAND LENDER REPRESENTATIVE AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO), BASED ON SUCH LENDER’S PRORATA PERCENTAGE SHARE OF THE COMMITMENT (“LENDER’S PERCENTAGE SHARE”), FROM AND AGAINST ANY AND ALL CLAIMS; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PAYMENT TO ANY SUCH PERSON OF ANY PORTION OF THE CLAIMS TO THE EXTENT SUCH CLAIMS ARISE FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE LENDER REPRESENTATIVE UPON DEMAND FOR ITS LENDER’S PERCENTAGE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) INCURRED BY LENDER REPRESENTATIVE IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT LENDER REPRESENTATIVE IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF BORROWER.  THE UNDERTAKING IN THIS SECTION SHALL SURVIVE REPAYMENT OF THE NOTES, ANY FORECLOSURE UNDER, OR MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS, TERMINATION OF THIS AGREEMENT AND THE RESIGNATION OR REPLACEMENT OF LENDER REPRESENTATIVE.

Section 10.8.         Lender Representative in Individual Capacity.  Muragai LLC and its Affiliates may make loans to acquire equity interests in any kind of business with Borrower and its Subsidiaries and Affiliates as though Muragai LLC were not the Lender Representative hereunder and without notice to or consent of Lenders.  Lenders acknowledge that, pursuant to such activities, Muragai LLC or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that the Lender Representative shall be under no obligation to provide such information to Lenders.

Section 10.9.           Collateral Matters.  Lenders irrevocably authorize the Lender Representative, at its option and in its discretion, to release any lien granted to or held by the Lender Representative under any Loan Document (a) upon termination of the Commitment and all other obligations of Borrower hereunder; or (b) on property sold or to be sold or disposed of as part of or in connection with any disposition permitted under Section 8.3(d).  Upon request by the Lender Representative at any time, Lenders will confirm in writing the Lender Representative's authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 10.9.

ARTICLE XI.

Miscellaneous

Section 11.1.           Expenses of the Lender Representative.  Borrower hereby agrees to pay the Lender Representative on demand (a) all reasonable costs and expenses incurred by the Lender Representative in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions and supplements thereof and thereto, including, without limitation, the fees and expenses of the Lender Representative's legal counsel, (b) all reasonable costs and expenses incurred by the Lender Representative and/or any Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of such Person’s legal counsel and (c) all other reasonable costs and expenses incurred by the Lender Representative in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees and other charges levied by any Governmental Authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

SECTION 11.2.     INDEMNIFICATION-BORROWER. BORROWER HEREBY INDEMNIFIES LENDER REPRESENTATIVE AND EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, OR (E) ANY ACT OR OMISSION OF ANY LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF LENDER REPRESENTATIVE OR ANY LENDER; PROVIDED, HOWEVER, THAT BORROWER'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 11.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 11.3.                                Limitation of Liability.  Neither Lender Representative nor any Lender nor any Affiliate, officer, director, employee, attorney or agent of Lender Representative or any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental, exemplary, punitive or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4.                                No Waiver; Cumulative Remedies.  No failure on the part of Lender Representative or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.5.                                Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of Lenders, the Lender Representative and Borrower and their respective successors and assigns (except as otherwise provided in Section 11.19), except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of the Lender Representative.

Section 11.6.                                Survival.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender Representative or any Lender or any closing shall affect the representations and warranties or the right of Lender Representative or any Lender to rely upon them.  Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.1 and 11.2 shall survive repayment of the Notes and termination of the Commitment.

Section 11.7.                                Amendment.  The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.8.                                Maximum Interest Rate.  No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto.  In the event any Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes have been paid in full, any remaining excess shall forthwith be paid to Borrower.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

Section 11.9.                                Notices.  (a) All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may (subject to paragraph (b) below) be telecopied (faxed), mailed by certified mail return receipt requested, or delivered by hand or overnight courier service to the intended recipient at the addresses specified on the signature pages hereof or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when delivered if by hand or overnight courier service or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to the Lender Representative pursuant to Article II shall not be effective until received by the Lender Representative.

(b)           Lender Representative or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Lender Representative otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 11.10.                                Applicable Law; Venue; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.  This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas.  Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement.  Nothing herein or in any of the other Loan Documents shall affect the right of the Lender Representative or any Lender to serve process in any other manner permitted by law or shall limit the right of the Lender Representative or any Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by Borrower against the Lender Representative or any Lender shall be brought only in a court located in Harris County, Texas.

Section 11.11.                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12.                                Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.13.                                Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.14.                                Non-Application of Chapter 346 of Texas Finance Code.  The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 11.15.                                USA Patriot Act.  Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lenders to identify Borrower in accordance with the Act.

Section 11.16.                                Confidentiality.  Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to Agreement or the Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” as used herein means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.17.                                Waiver of Trial By Jury.  BORROWER, LENDER REPRESENTATIVE AND EACH LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) AMONG BORROWER, LENDER REPRESENTATIVE AND LENDERS, OR ANY OF THEM, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING EVIDENCED BY THIS AGREEMENT AND THE LOAN DOCUMENTS.

Section 11.18.                                ENTIRE AGREEMENT.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 11.19 Prohibition on Participations.  No Lender may at any time sell or transfer any interests in its Note or the Loan Documents or the indebtedness evidenced thereby (including, without limitation, any participation interests) to any purchaser, whether or not related to such Lender, without the prior written consent of Lender Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

Address for Notices:                                                           REMOTE KNOWLEDGE, INC.

3657 Briarpark Drive, Suite 100
Houston, Texas  77042                                                          By:
Randy S. Bayne
President

[Signature Page to Credit Agreement]

LENDER REPRESENTATIVE:

MURAGAI LLC, as lender representative,
a Delaware limited liability company

By:
Ricardo A. Gijon
Chief Financial Officer

LENDER:

Commitment Amount: $740,000                                         MURAGAI LLC,
Commitment Percentage:  18.49%                                      a Delaware limited liability company

Address for Notices:
By:
7941 Katy Freeway, No. 529                                                       Ricardo A. Gijon
Houston Texas  77024                                                                 Chief Financial Officer

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount: $1,750,000
Commitment Percentage: 43.75%                                       ____________________________________
James R. Crane – Separate Property
Address for Notices:

4409 Montrose, Suite 200
Houston, Texas  77006

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount: $250,000                                         THE HAYS GROUP, INC. D/B/A
Commitment Percentage:  6.25%                                        THE HAYS COMPANIES,
a Minnesota corporation

Address for Notices:                                                                By:
James C. Hays, President and
The Hays Group, Inc. d/b/a                                                                Chief Executive Officer
The Hays Companies
IDS Center, Suite 700
80 South Eighth Street
Minneapolis, MN  55402

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount: $250,000
Commitment Percentage: 6.25%                                         ____________________________________
Walter J. Lack
Address for Notices:

Engstrom, Lipscomb & Lack
10100 Santa Monica Blvd., 16th Floor
Los Angeles, CA  90067

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount:  $125,000
Commitment Percentage:  3.13%                                        _____________________________________
Farid F. Nagji

Address for Notices:

5214 Bristol Bank Ct.
Houston, Texas  77041

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount:  $250,000                                        ATT TECHNOLOGY LTD. D/B/A
Commitment Percentage:  6.25%                                       ARNCO TECHNOLOGY TRUST LTD.
a Texas limited partnership

Address for Notices:                                                           By:
Name:
ATT Technology Ltd. d/b/a                                              Title:
Arnco Technology Trust Ltd.
3657 Briarpark
Houston, Texas  77042

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount:  $135,000
Commitment Percentage:  3.38%                                        _____________________________________
Neil Granader

Address for Notices:

134 Randol Avenue
San Jose, CA  95126

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount:  $250,000                                        JUNIPER TRUST
Commitment Percentage:  6.25%

Address for Notices:                                                           By: ______________________________
Amy K. Meyers, Trustee
7941 Katy Freeway, No. 529
Houston, Texas  77024

[Signature Page to Credit Agreement]

LENDER:

Commitment Amount:  $250,000                                        VLJ TRUST
Commitment Percentage:  6.25%

Address for Notices:                                                           By:  _______________________________
John Knox, Jr., Trustee
7941 Katy Freeway, No. 529
Houston, Texas  77024

[Signature Page to Credit Agreement]

LIST OF EXHIBITS

          Exhibits                                                 Documents

A                                                      Note

B                                                      Advance Request Form

C                                                      Security Agreement

D                                                      Cash Flow Projections

E                                                      Lender Warrants